As filed with the Securities and Exchange Commission on June 4, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMEREN CORPORATION
(Exact Name of Registrant as specified in its charter)
Missouri		43-1723446
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222
(Address including zip code of Principal Executive Offices)

Ameren Corporation 2014 Omnibus Incentive Compensation Plan
(Full title of the plan)

Martin J. Lyons, Jr.
Executive Vice President and Chief Financial Officer
Gregory L. Nelson
Senior Vice President, General Counsel and Secretary
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	8,000,000	$38.93	$311,440,000.00	$40,113.47
(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.01 per share (“Common Stock”), of Ameren Corporation (the “Registrant” or the “Company”) issuable pursuant to the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on May 29, 2014.

(3)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)      The Registrant’s Annual Report on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Exchange Act File No. 1-14756) for the fiscal year ended on December 31, 2013.

(b)      The Registrant’s Quarterly Report on Form 10-Q filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (Exchange Act File No. 1-14756) for the quarter ended March 31, 2014.

(c)      The Registrant’s Current Reports on Form 8-K (Exchange Act File No. 1-14756) filed on January 17, 2014 (excluding those portions furnished and not filed), February 4, 2014, February 18, 2014 (excluding those portions furnished and not filed), February 21, 2014 (excluding those portions furnished and not filed), April 4, 2014, April 25, 2014 and May 8, 2014 (excluding those portions furnished and not filed).

(d)      All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (Exchange Act File No. 1-14756) subsequent to the end of the fiscal year covered by the form referred to in (a) above.

(e)      The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196298), dated May 27, 2014, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of the Registrant will pass upon the validity of the offered securities. Mr. Nelson is eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

Article IV of the Company’s bylaws, consistent with the applicable provisions of the Missouri General and Business Corporation Law (“MGBCL”), provides for indemnification of directors and officers. Article IV provides as follows:

Each person who now is or hereafter becomes a director, officer or employee of the Company, or who now is or hereafter becomes a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, shall be entitled to indemnification to the extent permitted by law and these By-Laws. Such right of indemnification shall include, but not be limited to, the following:

Section 1. (a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c) The Company shall further indemnify to the maximum extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (including appeals), whether civil, criminal, investigative (including private Company investigations), or administrative, including an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all expenses incurred by such person, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that the Company shall not indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(d) To the extent that a director, officer or employee of the Company or a person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this Section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

Unless otherwise expressly provided by the Board of Directors, in no event shall any person who is or was an agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or enterprise, be entitled to any indemnification by the Company in any action, suit or proceeding, regardless of the fact that such person may have been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.  The preceding sentence is intended to eliminate any right any such person might otherwise have to be indemnified by the Company pursuant to Section 351.355.3. of the General and Business Corporation Law of Missouri.

(e) Any indemnification under this Section, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in this Section. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

(f) Where full and complete indemnification is prohibited by law or public policy, any person referred to in subsection (a) above who would otherwise be entitled to indemnification nevertheless shall be entitled to partial indemnification to the extent permitted by law and public policy. Furthermore, where full and complete indemnification is prohibited by law or public policy, any person referred to in this Section who would otherwise be entitled to indemnification nevertheless shall have a right of contribution to the extent permitted by law and public policy in cases where said party is held jointly or concurrently liable with the Company.

Section 2. The indemnification provided by Section 1 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or By-Laws or any agreement, vote of shareholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and the Company is hereby specifically authorized to provide such indemnification by any agreement, vote of shareholders or disinterested directors or otherwise.  The indemnification shall continue as to a person who has ceased to be a director, officer or employee entitled to indemnification under this Article and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 3. The Company is authorized to purchase and maintain insurance on behalf of, or provide another method or methods of assuring payment to, any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

Section 4. Expenses incurred by a person who is or was serving as a director or officer of the Company or a person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in defending a civil or criminal action, suit or proceeding referred to in Section 1 of this Article shall be paid by the Company in advance of the final disposition of the action, suit, or proceeding as shall be authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as may be authorized in this Article. Expenses incurred by a person who is or was serving as an employee of the Company in defending a civil or criminal action, suit or proceeding referred to in Section 1 of this Article may be paid by the Company in advance of the final disposition of the action, suit, or proceeding as may be authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article.

Section 5. If any provision or portion of this Article shall be held invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of all other provisions and portions not specifically held to be invalid, illegal or unenforceable, shall not be affected or impaired thereby and shall be construed according to the original intent, to the extent not precluded by applicable law.

Section 6. For purposes of this Article:

(a) References to “the Company” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer or employee of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(b) The term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the Company” shall be established as specified below in this Section 6(b) and shall include any service as a director, officer or employee of the Company which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries; and the word “include” or “includes” shall be construed in its expansive sense and not as a limiter; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article.  For purposes of this Article, “serving at the request of the Company” shall be established solely by (1) express approval by the Nominating and Corporate Governance Committee of such person’s service as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, (2) the annual review by the Nominating and Corporate Governance Committee of a list of non-affiliated corporations, partnerships, joint ventures, trusts or other enterprises that Company officers are serving as a director or officer of, so long as the Nominating and Corporate Governance Committee does not notify any such officer within 30 days after receiving such list that such person is not serving at the request of the Company or (3) a person serving as a director or officer of a Company Subsidiary, as hereinafter defined.  The term “Company Subsidiary” shall mean any corporation, partnership, joint venture, trust or other enterprise, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.  Upon establishing that a person is “serving at the request of the Company” as described under (1) (2) and (3) above, such person’s service for purposes of this Article shall begin at the time of his initial service as a director or officer of such other corporation, partnership, joint venture, trust or other enterprise.  The obligations of the Company under this Article to provide indemnification or advancement of expenses to a person serving at the request of the Company as a director or officer of another entity shall only apply to the extent that such person is not entitled to or does not receive indemnification or advancement of expenses from such other entity.

(c) Notwithstanding anything to the contrary contained in these By-Laws or in Section 351.355.3 of the General and Business Corporation Law of Missouri, the maximum liability of the Company to any person “serving at the request of the Company,” at any time for all claims for indemnification and advancement of expenses for such person under these By-Laws or applicable law for such service shall for all purposes be limited to $25 million, except as otherwise expressly approved by the Board of Directors; provided, however, that the provisions of this Section 6(c) shall not be applicable in any respect to a person’s service only as a director or officer of a Company Subsidiary.

Section 7. This Article may be hereafter amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who is or was a director, officer or employee to obtain indemnification or advancement of expenses with respect to an action, suit, or proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment or repeal.

Consistent with the applicable provisions of the MGBCL and the by-laws, the Company has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number
*4.1	Restated Articles of Incorporation of the Registrant (Annex F to Part I of the Registrant’s Registration Statement on Form S-4 filed on November 13, 1995 (Registration No. 33-64165))
*4.2
Certificate of Amendment to the Restated Articles of Incorporation filed December 14, 1998 (Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Exchange Act No. 1-14756))

*4.3	Certificate of Amendment to the Restated Articles of Incorporation filed April 21, 2011 (Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed on April 21, 2011 (Exchange Act No. 1-14756))
*4.4
Certificate of Amendment to the Restated Articles of Incorporation filed December 18, 2012 (Exhibit 3.1(i) to the Registrant’s Current Report on Form 8-K filed on December 18, 2012 (Exchange Act No. 1-14756))

*4.5	By-Laws of the Registrant, as amended December 14, 2012 (Exhibit 3.1(ii) of the Registrant’s Current Report on Form 8-K filed on December 18, 2012 (Exchange Act No. 1-14756))
5	Opinion of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (filed herewith)
23.1	Consent of Gregory L. Nelson, Esq. (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)
24	Power of Attorney (filed herewith)
99	Ameren Corporation 2014 Omnibus Incentive Corporation Plan (filed herewith)
___________
*	Incorporated by reference herein as indicated.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 4th day of June, 2014.

AMEREN CORPORATION

By:	/s/ Warner L. Baxter
Name:	Warner L. Baxter
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warner L. Baxter	President and Chief Executive Officer, and Director	June 4, 2014
Warner L. Baxter	(Principal Executive Officer)

/s/ Martin J. Lyons, Jr.	Executive Vice President and Chief Financial Officer	June 4, 2014
Martin J. Lyons, Jr.	(Principal Financial Officer)

/s/ Bruce A. Steinke	Senior Vice President, Finance and Chief Accounting Officer	June 4, 2014
Bruce A. Steinke	(Principal Accounting Officer)

*	Director	June 4, 2014
Catherine S. Brune

*	Director	June 4, 2014
Ellen M. Fitzsimmons

*	Director	June 4, 2014
Walter J. Galvin

*	Director	June 4, 2014
Richard J. Harshman

*	Director	June 4, 2014
Gayle P.W. Jackson

*	Director	June 4, 2014
James C. Johnson

*	Director	June 4, 2014
Steven H. Lipstein

*	Director	June 4, 2014
Patrick T. Stokes

*	Director	June 4, 2014
Thomas R. Voss

*	Director	June 4, 2014
Stephen R. Wilson

*	Director	June 4, 2014
Jack D. Woodard

* By:	/s/ Martin J. Lyons, Jr.
Martin J. Lyons, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number
*4.1	Restated Articles of Incorporation of the Registrant (Annex F to Part I of the Registrant’s Registration Statement on Form S-4 filed on November 13, 1995 (Registration No. 33-64165))
*4.2
Certificate of Amendment to the Restated Articles of Incorporation filed December 14, 1998 (Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Exchange Act No. 1-14756))

*4.3	Certificate of Amendment to the Restated Articles of Incorporation filed April 21, 2011 (Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed on April 21, 2011 (Exchange Act No. 1-14756))
*4.4
Certificate of Amendment to the Restated Articles of Incorporation filed December 18, 2012 (Exhibit 3.1(i) to the Registrant’s Current Report on Form 8-K filed on December 18, 2012 (Exchange Act No. 1-14756))

*4.5	By-Laws of the Registrant, as amended December 14, 2012 (Exhibit 3.1(ii) of the Registrant’s Current Report on Form 8-K filed on December 18, 2012 (Exchange Act No. 1-14756))
5	Opinion of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (filed herewith)
23.1	Consent of Gregory L. Nelson, Esq. (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)
24	Power of Attorney (filed herewith)
99	Ameren Corporation 2014 Omnibus Incentive Corporation Plan (filed herewith)

___________
*	Incorporated by reference herein as indicated.